Exhibit 2.2

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT dated as of September 16, 2011 (the “Amendment”) to the Agreement and Plan of Merger dated as of August 24, 2010 (the “Agreement”), as amended April 27, 2011, by and among Berkshire Bancorp, Inc., a Pennsylvania corporation (“Berkshire Bancorp”), its direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers Bancorp, Inc., formerly named Customers 1st Bancorp, Inc., a Pennsylvania business corporation (“Holdco”) and Customers Bank, formerly named New Century Bank, a Pennsylvania commercial bank (“NCB”).

WITNESSETH:

WHEREAS, Berkshire Bancorp, Berkshire Bank, Holdco and NCB, as permitted by Article 9, Section 9.4 of the Agreement, desire to amend the Agreement to the extent specified in this Amendment;

NOW, THEREFORE, Berkshire Bancorp, Berkshire Bank, Holdco and NCB, in consideration of the agreements and covenants contained in this Amendment and the Agreement and intending to be legally bound hereby, covenant and agree as follows:

1. Addition of Article 3, Section 3.4 of the Agreement. Article 3, Section 3.4 of the Agreement is hereby added so that said Article 3, Section 3.4 of the Agreement shall read in its entirety as follows:

Section 3.4.                      Conversion of TARP Shares and TARP Obligations.

3.4.1. Each share of Berkshire TARP Shares Series A and Berkshire TARP Shares Series B issued and outstanding immediately prior to the Effective Time shall be converted, by operation of law and in a manner which shall not adversely affect the holders thereof, into one share of preferred stock of Holdco each series designated as a respective series of “Fixed Rate Cumulative Perpetual Preferred Stock”, or as otherwise required by the United States Department of the Treasury (the “U.S. Treasury”), each series having rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges, and voting powers, and limitations and restrictions of the Berkshire TARP Shares Series A and Berkshire TARP Shares Series B immediately prior to the Effective Time, taken as a whole, and containing any additional terms as may be required by the U.S. Treasury (the “Holdco TARP Preferred Shares”). Holdco agrees to assume, honor, and perform all terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations, and restrictions of Berkshire TARP Shares Series A and Berkshire TARP Shares Series B at and after the Effective Time.

3.4.2. Holdco shall coordinate the exchange of the certificates representing Berkshire TARP Shares Series A and Berkshire TARP Shares Series B for certificates representing Holdco TARP Preferred Shares with the U.S. Treasury and any other holders thereof prior to the Effective Time. As promptly as reasonably practicable following the Effective Time, Holdco shall effect the exchange of Berkshire TARP Shares Series A and Berkshire TARP Shares Series B for Holdco TARP Preferred Shares in accordance with the requirements of the U.S. Treasury.

3.4.4           This Section 3.4 shall survive the Effective Time.

2. Ratification of Remainder of the Agreement.  Except for the amendments to the Agreement as set forth in Sections 1 through 5 of this Amendment, all of the other terms and provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

3. Terms. Except for such terms as defined herein all capitalized terms shall have the same meaning as in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CUSTOMERS BANCORP, INC.

By: /s/ Thomas R. Brugger __________________ Name: Thomas R. Brugger Title: CFO and Executive Vice President

CUSTOMERS BANK

By: /s/ Thomas R. Brugger __________________ Name: Thomas R. Brugger Title: CFO and Executive Vice President

BERKSHIRE BANCORP, INC.

By: /s/ Norman E. Heilenman ________________ Name: Norman E. Heilenman Title: Chairman and CEO

BERKSHIRE BANK

By: /s/ Norman E. Heilenman ________________ Name: Norman E. Heilenman Title: Chairman and CEO